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                                                                   EXHIBIT 3.1

                                ARTICLES OF AMENDMENT
                                       TO THE
                              ARTICLES OF INCORPORATION
                                          OF
                                     TOPRO, INC.

    Pursuant to Sections 7-106-102 and 7-110-106 of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendment:

    1.   The name of the corporation is: Topro, Inc.

    2. In accordance with the authority granted to the Board of Directors by the Company's Articles of Incorporation, Article II shall be amended to include the following Statement of Designation of a Series of Preferred Stock. The following statement supersedes the Statement of Designation of a Series of Preferred Stock, relating to 100,000 shares of Series A Convertible Preferred Stock, filed on April 18, 1997:

100,000 shares of the Company's authorized preferred stock are designated as "Series A Convertible Preferred Stock," with a stated value of $15.00 per share, and with the rights and preferences set forth below:

    A. Each share of Series A Convertible Preferred Stock shall initially be convertible into ten shares of the Company's $.0001 par value Common Stock ("Common Stock") i.e., at a price ("Conversion Price") of $1.50 per share of Common Stock, subject to adjustment as set forth below.

    B. Each outstanding share of Series A Convertible Preferred Stock shall be converted to Common Stock upon the earliest to occur of the following events:

    (1)  at the option of the holder, upon notice to the Company, at any time;
    or

    (2) automatically, at any time commencing one year from the date of issuance of such share, at such time as (a) the Common Stock is listed on the Nasdaq Stock Market (either the National Market System or the Small Cap Market) ("Nasdaq") or on the New York Stock Exchange or American Stock Exchange (an "Exchange"); and (b) the closing sale price of the Common Stock on Nasdaq or an Exchange for 20 consecutive trading days is $3.00 per share or more; and (c) the Common Stock into which the share of Series A Convertible Preferred Stock is convertible either (i) is available for sale to the public pursuant to a currently effective registration statement filed with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"); or (ii) the share may be sold pursuant to Rule 144(k) promulgated by the SEC under the Securities Act.; or

    (3) automatically, on the date which is five years and one day following the date of issuance of such share;


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    C.  (1) On the issue date of the Series A Convertible Preferred Stock and until such time as an adjustment shall occur, the Conversion Price shall be $1.50 per share of Common Stock; provided, however, that the Conversion Price shall be subject to adjustment at the times, and in accordance with the provisions, as follows:

    (a)     Adjustment for Issuance of Common Stock at Less Than The Conversion
    Price: If and whenever (the "Stock Issue Date") any Additional Common Stock shall be issued by the Company for a consideration per share less than the Conversion Price, then in each such case the initial Conversion Price shall be reduced to a new Conversion Price in an amount equal to the consideration per share received by the Company for the additional shares of Common Stock then issued and the number of shares issuable upon conversion shall be proportionately increased; and, in the case of shares issued without consideration, the initial Conversion Price shall be reduced in amount and the number of shares issued upon conversion shall be increased in an amount so as to maintain the right to convert the Series A Convertible Preferred Stock into shares equal in amount to the same percentage interest in the Common Stock of the Company as existed immediately preceding the Stock Issue Date. The provisions of this section shall not apply to issuances of the first 40,000 shares of Additional Common Stock that are sold or granted for less than the Conversion Price.

    (b) Sale of Shares: In case of the issuance of Additional Common Stock for a consideration part or all or which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of the cash received by the Company for such shares, after any compensation or discount in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith. In case of the issuance of any shares of Additional Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor, other than cash, shall be deemed to be the then fair market value of the property received.

    (c) Reclassification of Shares: In case of the reclassification of securities into shares of Common Stock, the shares of Common Stock issued in such reclassification shall be deemed to have been issued for a consideration other than cash. Shares of Additional Common Stock issued by way of dividend or other distribution on any class of stock of the Company shall be deemed to have been issued without consideration.

    (d) Split up or Combination Shares: In case issued and outstanding shares of Common Stock shall be subdivided or split up into a greater number of shares of the Common Stock, the Conversion Price shall be proportionately decreased, and in case issued and outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price shall be proportionately increased, such increase or decrease, as the case may be, becoming effective at the time of record of the split-up or combination, as the case may be.


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    (e)     Exceptions: The term "Additional Common Stock" herein shall mean all shares of Common Stock hereafter issued by the Company (including Common Stock held in the treasury of the Company), except (1) Common Stock issued upon the conversion of any of the Series A Convertible Preferred Stock; (2) Common Stock issued upon exercise of any warrants, stock purchase options or other convertible securities issued and outstanding as of the date of issuance of any Series A Convertible Preferred Stock; (3) Common Stock issued pursuant to exercise of outstanding options under any currently existing incentive stock option plan for the officers, directors, and certain other key personnel as defined in said stock option plans of the Company as of the date of issuance of any Series A Convertible Preferred Stock; and (4) Common Stock issued in connection with any underwritten public offering of securities completed prior to December 31, 1997. If the exercise price or conversion price of any security described in subsection 2 or 3 above is decreased, such action will be considered to be a new issuance of such security.

    (2) Adjustment for Mergers, Consolidations, Etc:

    (a) In the event of distribution to all Common Stock holders of any stock, indebtedness of the Company or assets (excluding cash dividends or distributions from retained earnings) or other rights to purchase securities or assets, then, after such event, the Series A Convertible Preferred Stock will be convertible into the kind and amount of securities, cash and other property which the holder of the Series A Convertible Preferred Stock would have been entitled to receive if the holder owned the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock immediately prior to the occurrence of such event.

    (b) In case of any capital reorganization, reclassification of the stock of the Company (other than a change in par value or as a result of a stock dividend, subdivision, split up or combination of shares), the Series A Convertible Preferred Stock shall be convertible into the kind and number of shares of stock or other securities or property of the Company to which the holder of the Series A Convertible Preferred Stock would have been entitled to receive if the holder owned the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock immediately prior to the occurrence of such event. The provisions of these foregoing sentence shall similarly apply to successive reorganizations, reclassifications, consolidations, exchanges, leases, transfers or other dispositions or other share exchanges.

    (c) The term "Fair Market Value," as used herein, is the value ascribed to consideration other than cash as determined by the Board of Directors of the Company in good faith, subject to the objection proceedings described in sub-paragraph (d), below.

    (d) Notice of Adjustment. (i) In the event the Company shall propose to take any action which shall result in an adjustment in the Conversion Price, the Company shall give notice to the holders of the Series A Convertible Preferred Stock, which notice shall specify the record date, if any, with respect to such action and the date on which such action is to take

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    place. Such notice shall be given on or before the earlier of 10 days before the record date or the date which such action shall be taken. Such notice shall also set forth all facts (to the extent known) material to the effect of such action on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon the conversion of the Series A Convertible Preferred Stock. (ii) Following completion of an event wherein the Conversion Price shall be adjusted, the Company shall furnish to the holders of the Series A Convertible Preferred Stock a statement, signed by the Chief Executive Officer of the Company, of the facts creating such adjustment and specifying the resultant adjusted Conversion Price then in effect. The Company will make its books and records available during normal business hours for inspection by the holder so as to permit a determination of the correctness of the valuation or adjustment. The officer's certificate described in this sub-paragraph shall be deemed to be conclusive as to the valuation and the adjustment reflected therein if and only if no holder of Series A Convertible Preferred Stock delivers written notice of an objection thereto to the Company within 30 days after the officer's certificate is delivered to the holder or holders of the Series A Convertible Preferred Stock. If written notice of an objection is delivered by a holder to the Company and the parties cannot reconcile the dispute, the holder and the Company shall submit the dispute to arbitration under and pursuant to the rules and regulations of the American Arbitration Association, and the decision of the arbitrators shall be final, conclusive and binding, and a final judgment may be entered thereon, provided, however, that such arbitration shall be limited to determination of the fair market value of assets tendered in consideration for the issue of Common Stock and the adjusted Conversion Price.

    D. The Conversion Price of the Series A Convertible Preferred Stock shall be adjusted to 75% of the average closing bid price of the Common Stock for the 20 consecutive days following the filing with the SEC of the Company's Form 10-QSB for the period ending December 31, 1997 ("Adjustment Average") if the Adjustment Average is less than $1.50 per share.

    E. Each share of Series A Convertible Preferred Stock shall receive an annual dividend of 6% of the stated value per share, payable quarterly on the last day of each calendar quarter, from funds legally available therefor, as and if declared by the Board of Directors, such dividend to be cumulative and to be paid before any dividend is paid on outstanding shares of Common Stock;

    F. Shares of Series A Convertible Preferred Stock shall have the right to vote in the election of directors and all other matters which may be submitted to a vote of holders of the Common Stock Company. Each share of Series A Convertible Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which it could be converted as of the record date for determining the number of shares entitled to vote.

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    G.  While any share of Series A Convertible Preferred Stock is outstanding, these Articles of Incorporation may not be further amended to authorize the issuance of any class or series of stock that has dividend or liquidation preferences senior or superior to that of the Series A Convertible
    Preferred Stock without the affirmative approval of holders of a majority of the outstanding shares of Series A Convertible Preferred Stock.

    3.   This Amendment was adopted on April 25, 1997.

    4. This Amendment was duly adopted by the Board of Directors of the Company without shareholder action. Shareholder action was not required to adopt this Amendment.

    Signed this 28th day of April, 1997.

                                  TOPRO, INC.


                                  By: /S/ JOHN JENKINS
                                     ---------------------------
                                       John Jenkins, President

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